Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into this 23rd day of April, 2010 by and between First Trinity Financial Corporation an Oklahoma corporation (the “Company”), and William S. Lay (“Employee”).

The Corporation and Employee entered into an Employment Agreement dated April 18, 2009 (the “Employment Agreement”) which contains the terms and conditions of the Company’s employment of the Employee. The Company and Employee now desire to amend certain provisions of the Employment Agreement.

The Employment Agreement may be amended by the Company and Employee in accordance with section 11(a) of the Employment Agreement upon the mutual consent of the Company and Employee.

NOW, THEREFORE, in consideration of the following promises and mutual covenants, and intending to be legally bound, the parties agree as follows:

Wheareas, Company desires to employ Employee as its Chief Financial Officer during the first eighteen months of the agreement, being June 30, 2010 and

Wheareas, Employee desires to accept such position;

1. DEFINED TERMS

Except as otherwise specifically provided in this Amendment, the capitalized terms used in this Amendment and defined in the Employment Agreement shall have the same meanings as provided in the Employment Agreement.

2. AMENDMENT OF SECTION 1. TERMS AND DUTIES

Section 1, Terms and Duties, of the Employment Agreement is amended by deleting the terms of that section in their entirety and substituting the following in their place, reading in their entirety as follows:

For valuable consideration, the receipt of which is hereby acknowledged, Employee is hereby employed and shall work for Company and its subsidiaries for a term commencing on January 1, 2009 and continuing for a period of thirty six (36) months ending December 31, 2011, or the termination of this Agreement as described In Section 6 hereof, whichever shall occur first. Employee shall be employed as Chief Financial Officer for a period of eighteen (18) months and thereafter in such other position(s) as Employee and Company may agree. Employee may perform his work from his home, the Company office or other location as he may determine. The employee’s duties shall be to manage Company’s interests in its business and subsidiaries as mutually agreed and set forth in an agreed job description.

3. AMENDMENT OF SECTION 2. TIME

Section 2, Time, of the Employment Agreement is amended by deleting the terms of that section in their entirety and substituting the following in their place, reading in their entirety as follows:

Employee is employed hereafter and shall work during the first eighteen months (18) of this agreement for whatever period of time and such hours as necessary to fulfill his duties hereunder. During the next six months (6) of the agreement employee is not required to work any minimum number of hours and during the next twelve months (12) of the agreement employee is not required to work more than 375 hours. Employee shall give his best efforts, loyalty, and attention to Company’s interests during the term of this agreement. Employee agrees not to engage in any other insurance or financial service business during the term of this Agreement without seeking approval of the Board of Directors so that they may be able to determine if there is any conflict of interest.

4. AMENDMENT OF SECTION 3. COMPENSATION

Section 3, Compensation, of the Employment Agreement is amended by deleting the terms of that section in their entirety and substituting the following in their place, reading in their entirety as follows:

(a) Base Salary. As compensation for all services rendered by the employee under this agreement during the first twelve months, Company will pay Employee a base salary that is the greater of $125,000 per year or an amount that makes employee the second highest paid employee of the Company and/or its subsidiaries, excluding any subsidiaries acquired after January 1, 2009; during year two (2) of the agreement, Company will pay employee $62,500 plus $90.00 per hour for all hours worked in excess of 750, including hours for holidays and vacation time; during year three of the agreement, Company will pay employee $31,250 plus $90 per hour for hours worked in excess of 375, including hours for holidays and vacation time, payable periodically, but no less often than semi-monthly in accordance with company’s payroll practices from time to time in effect.

(b) Bonus. Company, at the discretion of the compensation committee and Board of Directors, may grant additional bonuses to Employee based on performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, company expansion, corporate profits and corporate cost savings. Such bonuses shall be granted on an annual basis.

3. EFFECT OF AMENDMENT ON EMPLOYMENT AGREEMENT.

All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Employment Agreement, and the Employment Agreement, as amended and supplemented by this Amendment, shall be read, taken, and construed as one and the same agreement. Other than as expressly set forth herein, this Amendment shall not constitute a consent or waiver to or modification of any term or condition of the Employment Agreement. Subject to the express modifications made by this Amendment, all terms, provisions, covenants, representations, warranties, agreements, and conditions contained in the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by the President and CEO and Employee has executed this Amendment.

First Trinity Financial Corporation

By	/s/Gregg Zahn	Date	April 23, 2010
Gregg Zahn, President and CEO

By	/s/William S. Lay	Date	April 23, 2010
William S. Lay, Employee